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                                                              File No. 811-00558


                       SECURITIES AND EXCHANGE COMMISSION

                               Washington DC 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM N-8A

       AMENDED NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

                      OF THE INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it expressly adopts as its own the registration statement of its predecessor, Fortis Equity Portfolios, Inc. The Hartford Mutual Funds II, Inc. under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection therewith submits the following information:

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Name:                  The Hartford Mutual Funds II, Inc.

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Address of Principal Business Office (Street number, Street, City, State,
Zip Code):

                500 Bielenberg Drive, Woodbury, Minnesota, 55125

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Telephone Number (including area code):

                (651) 738-5602

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Name and Address of Agent for Service of Process:

                Scott R. Plummer, 500 Bielenberg Drive, Woodbury, MN 55125

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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 currently with the filing of form N-8A:

                  Yes      [  ]     No      [ X ]



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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the City of Hartford, State of Connecticut on the 6th day of May 2002.

THE HARTFORD MUTUAL FUNDS II, INC.


By:      /s/ DAVID M. ZNAMIEROWSKI
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         David M. Znamierowski, President


Attest:  /s/ SCOTT R. PLUMMER
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         Scott R. Plummer, Assistant Secretary